EXHIBIT 99.1

Atlantic Southern Bank Closed by Georgia Department of Banking and Finance

Released: 5/20/11 06:30 PM EDT

MACON, GA — (PR Newswire) — 5/20/11 — Atlantic Southern Financial Group, Inc. announced that the Georgia Department of Banking and Finance closed its subsidiary bank, Atlantic Southern Bank, and appointed the Federal Deposit Insurance Corporation (FDIC) as receiver.  Atlantic Southern Financial Group, Inc. is no longer the parent of Atlantic Southern Bank.

In a virtually simultaneous transaction, CertusBank, National Association, acquired the operations and all deposits and purchased essentially all assets of the Bank in a loss-share transaction facilitated by the FDIC and will continue to operate the Bank, according to an FDIC news release.

In a prepared statement, Atlantic Southern Financial Group, Inc. said:  “While we ultimately were unable to save the Bank in the face of unyielding market conditions, the Board of Directors worked tirelessly over the past two years on behalf of the Company and its shareholders and attempted every reasonable solution.  Our Board and management team pursued various transactions, including capital infusions, mergers with other institutions and sales of the Bank’s assets.  Despite our best efforts, the continuing depressed market conditions prevented us from completing these transactions.”